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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Lucent Technologies Inc. on Form S-8, relating to the Lucent Technologies Inc. 1999 Stock Compensation Plan for Non-Employee Directors, of our reports dated October 21, 1998, on our audits of the consolidated financial statements and financial statement schedule of Lucent Technologies Inc. and subsidiaries as of September 30, 1998 and 1997 and for the years ended September 30, 1998 and 1997, and the nine month period ended September 30, 1996, which reports are included in the Company's Annual Report on Form 10-K.

/s/PricewaterhouseCoopers LLP
New York, New York
February 12, 1999


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